EXHIBIT 7.1

                                 DAVID P. MILLER
                           CERTIFIED PUBLIC ACCOUNTANT
                              PROFESSIONAL OFFICES
                                 84 LEWIS STREET
                            LYNN, MASSACHUSETTS 01902
                                 (617) 598-6640
                                  FAX 598-2433

April 29, 1996

Mr. George Hnatiw
United States Securities and
Exchange Commission
Division of Corporation Finance
Washington, D.C.  20549

RE:  Response File No. 0-24520

Dear Mr. Hnatiw:

     This letter is in response to your letter dated April 3, 1996 to Sol L. Berg, President, IMSCO, Inc. The accountant's report was qualified in 1994 and 1995 as a going concern. Copies of the audit reports are attached and have been previously reviewed by your office.

     During the scope of audit work for the registrant's two most recent fiscal years and any subsequent interim period preceding such resignation, my firm was not in disagreement with my client on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure.

     The reason for my departure as independent auditor was due to my lack of independence as I was approached to consider being the Chief Financial Officer of this entity and its affiliates.

     If you require additional information, please feel free to contact my office directly.


Sincerely,


David P. Miller
Certified Public Accountant